Exhibit 10.1

November 16, 2004

VIA HAND DELIVERY
Gary V. Klinefelter, Esq.

Dear Gary:

     We are pleased to extend this offer to you to become the Vice President and General Counsel of Zila, Inc. (the “Company”) and the Zila family of companies. If you accept the offer contained in this letter agreement (“Agreement”), you will be reporting directly to me. Specifically, we offer you the following:

     1. Title. Your title will be Vice President and General Counsel.

     2. Start date. Your start date will be December 15, 2004 (“Start Date”).

     3. Responsibilities. Your responsibilities will be those consistent with the position of Vice President and General Counsel and/or as may be assigned to you by the Company.

     4. Base salary. Your initial base salary will be $200,000.00 per year, paid in accordance with the Company’s regular payroll practices (currently bi-weekly).

     5. Bonus. On your Start Date, you will receive a one-time “signing” bonus of $25,000.00.

     6. Auto allowance. You will receive an auto allowance of $800 per month, paid in accordance with the Company’s regular payroll practices.

     7. Incentive plans. Beginning in fiscal year 2005, you will be eligible to participate at the corporate officer level in such incentive bonus plans as may be maintained by the Company and as may apply to similarly-situated employees in the Zila group of companies. Currently, this consists of (i) the Zila, Inc. FY05 Employee Incentive Bonus Award Plan and Employee Stock Option Award Plan, and (ii) the Zila, Inc. FY05 Executive Incentive Bonus Award Plan. Your eligibility will be governed in all respects by such incentive bonus plans as may then be in effect.

     8. Stock options. The Company’s Board of Directors or its Compensation Committee is scheduled on or before December 31, 2004 to consider providing you with stock option grants, as specified below, to purchase the Company’s common stock under the Zila, Inc. 1997 Stock Option Award Plan, as amended and restated December 5, 2002 (the “Stock Option

Gary V. Klinefelter, Esq.
November 16, 2004

Plan”), or such amended or restated stock option plan as may then be in effect. No grant of stock options is effective without the requisite approvals and signed documentation, and any such grant shall be governed in all respects by the Stock Option Plan or such amended or restated stock option plan as may then be in effect. The specific grants to be considered are (i) 100,000 options to purchase Zila, Inc. common stock as of close of the NASDAQ Stock Exchange on December 16, 2004 (“Grant Date”) and vesting in equal amounts on the second and third anniversaries of the Grant Date, respectively, and (ii) 50,000 options to purchase Zila, Inc. common stock, grant effective on the first anniversary of the Start Date and vesting in equal amounts on the second, third and fourth anniversaries of the Start Date, respectively.

     9. Insurance. You will receive insurance benefits as provided to other Company employees. Currently, these consist of medical and dental coverage for you and your dependents, and life, short-term disability and accidental death coverage for you.

     10. Paid time off. You will receive (i) paid time off (“PTO”) of 23 days per year during years 1- 4 with no PTO during the first 90 days of employment, and (ii) paid holidays in accordance with the Company’s regular policies.

     11. Other benefits. You will receive other benefits as provided to other Company employees. Currently, these consist of participation in a 401(k) plan, an employee stock purchase plan, a flexible spending program/Section 125 and employee recognition programs, and access to a credit union.

     12. Compensation and terms of employment subject to change. The compensation package set forth above, including the description of benefits, is intended to reflect your initial compensation. All terms and conditions of employment, including all compensation terms, are subject to change at the Company’s discretion.

     13. At-Will Employment. Your employment with the Company is at will, meaning that it lawfully can be terminated at any time by either you or the Company, with or without cause or notice. Nothing contained in paragraph 2 above or elsewhere in this Agreement changes the at-will nature of your employment.

     14. Severance pay. If your employment with the Company terminates, you shall be eligible to receive severance pay in accordance with the following:

          14.1 Change in control. If your employment is terminated because of a change in control of the Company and you provide the Company with a written release (in a form acceptable to the Company) from all legal liability arising out of any events that occurred prior to execution of such release, you shall receive severance pay equivalent to twelve (12) months of your then-current base salary. For purposes of this agreement, “change in control”

Gary V. Klinefelter, Esq.
November 16, 2004

shall be defined and governed by the definition of “change in control” contained in the Stock Option Plan or such amended or restated stock option plan as may then be in effect.

          14.2 Other termination. If your employment is terminated for any reason that is unrelated to (i) a change in control, (ii) your conduct or job performance and (iii) your inability to perform your job (e.g., due to incapacity or death), and you provide the Company with a written release (in a form acceptable to the Company) from all legal liability arising out of any events that occurred prior to execution of such release, you shall receive severance pay equivalent to six (6) months of your then-current base salary.

          14.3 No other rights to severance pay. You shall not be entitled to receive severance pay if you voluntarily resign from your employment or your employment terminates for a reason related to your conduct or job performance or your employment terminates for any other reason not specifically recited above as qualifying you for severance benefits.

          14.4 Timing of severance pay. Any severance pay due you under this Agreement shall be made over the applicable time period (e.g., six months of pay over six months) in accordance with the Company’s regular payroll dates during that time period.

          14.5 Cessation of severance payments. Your right to receive severance pay shall immediately terminate if (i) you solicit an employee or employees of the Company or any of its affiliated companies to leave and join any other enterprise, or (ii) you breach any contractual obligation you owe the Company or violate any other promise or commitment you have made to the Company or duty you owe the Company.

          14.6 Determinations regarding qualification. Determinations regarding whether you qualify for severance benefits under this Agreement including, without limitation, determinations regarding whether you have been terminated for reasons related to your conduct or job performance, will be made by the Company in its reasonable discretion.

     15. Cooperation in Dispute Resolution. During your employment and thereafter (including following termination of your employment for any reason), you will make yourself reasonably available to consult with the Company or any of its affiliated companies with regard to any potential or actual dispute the Company or any of its affiliated companies may have with any third party, and to testify about any such matter should such testimony be required, so long as doing so does not materially interfere with your then-current professional activities.

     16. Applicable Law. You hereby consent to application of Arizona law to this Agreement without regard to choice-of-law or conflict-of-law rules. However, we have specifically agreed that Arizona Revised Statute § 23-355 (which provides for the possibility of treble damages for unpaid wages following termination of employment) shall not apply to this Agreement or any payments potentially due under this Agreement.

Gary V. Klinefelter, Esq.
November 16, 2004

     17. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.

     18. Other agreements. As a condition of your employment with the Company, you must also execute the enclosed Employee Confidentiality and Intellectual Property Agreement. Like all Company employees, you may in the future be required, in the Company’s reasonable discretion, to execute agreements relating to other Company policies or substantive matters. Refusal to sign any such agreement shall constitute a reason related to your conduct or job performance under Paragraph 14.

     As with all of the Company’s offers to prospective executive-level employees, this offer is contingent upon satisfactory completion of those portions of the Company’s standard due diligence (including background and reference checks and an executive assessment report) as may be applicable to your prospective employment.

     We believe you will be a valuable addition to the Company and we hope you will accept this offer. If you wish to do so, please sign where indicated below and return this Agreement. Please let us know if you have any questions.

Sincerely,

Zila, Inc.

/s/ Douglas D. Burkett, Ph.D.
Douglas D. Burkett, Ph.D.
Chairman, President and Chief Executive Officer

Statement of Acceptance:

     I have read the foregoing and agree to accept employment with Zila, Inc. on the terms stated in this Agreement.

Dated:	November 22, 2004	/s/ Gary V. Klinefelter

Gary V. Klinefelter